News Release

Exhibit 99.1

Newell Brands Announces Agreement to Sell the Connected Home &

Security Business to Resideo Technologies, Inc.

ATLANTA, GA – February 7, 2022 – Newell Brands Inc. (NASDAQ: NWL) announced today that it has signed a definitive agreement to sell the Connected Home & Security (CH&S) business to Resideo Technologies, Inc. (NYSE: REZI), a leading global provider of home comfort and security solutions and distributor of commercial and residential security and audio-visual products.

The CH&S business, based in Aurora, Illinois, is a leading manufacturer in the U.S. home safety market with strong positions in both retail and commercial channels. The business produces and distributes smoke and carbon monoxide combo alarms, fire suppressants, fireproof safes and other home safety products under the most trusted brands in the industry, BRK and First Alert, which help protect the lives, wellbeing and valuables of consumers. In 2021, net sales for the CH&S business were approximately $395 million.

Gross proceeds from the divestiture are expected to be $593 million, subject to customary working capital and transaction adjustments. The company anticipates using the after-tax proceeds of the transaction toward both debt paydown and share repurchase, with the goal of maintaining the company’s current leverage ratio. As such, Newell Brands’ Board of Directors has authorized a $375 million share repurchase program, effective immediately. The transaction is expected to have an approximately neutral impact on the company’s normalized earnings per share in 2022, considering the anticipated use of proceeds.

“We are confident that Resideo is the right strategic owner for CH&S, as they have a presence in more than 150 million homes, and we believe this transaction will allow the business to realize its full potential,” said Ravi Saligram, Newell Brands President and CEO. “At the same time, it enables the Newell Brands team to bring even greater focus to categories where we see the highest potential for value creation through our core capabilities.”

“The addition of First Alert to the Resideo portfolio provides a highly complementary extension of our existing sensor solutions in the home,” commented Jay Geldmacher, Resideo CEO. “Not only does First Alert bring a leading brand and market position in home safety, but its products also occupy a highly strategic position on the ceiling.”

The transaction has been approved by the Board of Directors for each company and is expected to be completed by the end of the first quarter of 2022, subject to customary closing conditions, including regulatory approval. J.P. Morgan Securities LLC acted as a financial advisor to Newell Brands on the transaction.

About Newell Brands

Newell Brands (NASDAQ: NWL) is a leading global consumer goods company with a strong portfolio of well-known brands, including Rubbermaid, FoodSaver, Calphalon, Sistema, Sharpie, Paper Mate, Dymo, EXPO, Elmer’s, Yankee Candle, Graco, NUK, Rubbermaid Commercial Products, Spontex, Coleman, Campingaz, Contigo, Oster, Sunbeam and Mr. Coffee. Newell Brands’ beloved, planet friendly brands enhance and brighten consumers lives at home and outside by creating moments of joy, building confidence and providing peace of mind.

This press release and additional information about Newell Brands are available on the company’s website, www.newellbrands.com.

6655 Peachtree Dunwoody Road Atlanta, GA 30328 +1 (770) 418-7000	NASDAQ: NWL www.newellbrands.com

News Release

About Resideo

Resideo is a leading global manufacturer and distributor of technology-driven products and solutions that provide comfort, security, energy efficiency and control to customers worldwide. Building on a 130-year heritage, Resideo has a presence in more than 150 million homes, with 15 million systems installed in homes each year. They continue to serve more than 110,000 professionals through leading distributors, including their ADI Global Distribution business, which exports to more than 100 countries from nearly 200 stocking locations around the world. For more information about Resideo, please visit www.resideo.com.

Forward-Looking Statements

This news release contains forward-looking information based on management’s current views and assumptions, including statements regarding the expected benefits, use of proceeds, financial impact and timing of the CH&S divestiture. Actual events may differ materially. Factors that may affect actual results include, but are not limited to, whether and when the required regulatory approvals for the transaction will be obtained and other closing conditions satisfied and whether and when the transactions will close, as well as whether the company is able to execute the anticipated use of proceeds in a timely and effective manner. Please refer to the cautionary statements set forth in the “Forward-Looking Statements” section and under the caption “Risk Factors” in Newell Brands’ Annual Report on Form 10-K for other factors that could affect our business.

Newell Brands Contacts:

Investors:	Media:
Sofya Tsinis	Beth Stellato
VP, Investor Relations	VP, Corporate Communications, Events & Philanthropy
+1 (201) 610-6901	+1 (470) 580-1086
sofya.tsinis@newellco.com	beth.stellato@newellco.com

Resideo Contacts:
Investors:	Media:
Jason Willey	Bruce Eric Anderson
investorrelations@resideo.com	bruce.e.anderson@resideo.com

6655 Peachtree Dunwoody Road Atlanta, GA 30328 +1 (770) 418-7000	NASDAQ: NWL www.newellbrands.com

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